Exhibit 10.36

LONE STAR TECHNOLOGIES, INC. SECOND AMENDED AND RESTATED
DEFERRED COMPENSATION PLAN

THIS PLAN, made and executed at Dallas, Texas, by LONE STAR TECHNOLOGIES, INC., a Delaware corporation, is being established primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of Lone Star Technologies, Inc. and its participating subsidiaries.

ARTICLE I.

DEFINITIONS

Section 1.1             Definitions.  Unless the context clearly indicates otherwise, when used in this Plan:

(a)           “Account” means a Deferral Account or Matching Account, as the context requires.

(b)           “Affiliated Company” means any corporation or organization, other than an Employer, which is a member of a controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code of 1986, as amended (the “Code”)) or of an affiliated service group (within the meaning of Section 414(m) of the Code) with respect to which an Employer is also a member, and any other incorporated or unincorporated trade or business which along with an Employer is under common control (within the meaning of Section 414(c) of the Code).

(c)           “Committee” means the committee designated pursuant to Plan Section 2.1 to administer this Plan.

(d)           “Company” means Lone Star Technologies, Inc.

(e)           “Deferral Account” means an account established and maintained on the books of an Employer pursuant to Plan Section 3.2 to record a Participant’s interest under this Plan attributable to amounts credited to such Participant pursuant to Plan Section 3.2(a).

(f)            “Election Period” means the period prior to the beginning of a Plan Year (or, with respect to the Plan’s first Plan Year, the period prior to June 10, 2000) which is specified by the Committee for the making of deferral elections for such year pursuant to Plan Section 3.1.

(g)           “Eligible Employee” means, with respect to a Plan Year, the Chief Executive Officer of the Company and any other employee of an Employer (i) whose annual base salary as of the first day of such year (as estimated by the Committee during the Election Period for such year) will be at least equal to the greater of $85,000 or the compensation threshold amount applicable in determining a highly compensated employee for such year under Section 414(q)(1) of the Code, and (ii) who is designated by the Chief Executive Officer of the Company as an Eligible Employee for such year for the purposes of this Plan.

(h)           “Employer” includes the Company and any other incorporated or unincorporated trade or business which may adopt this Plan with the consent of the Chief Executive Officer of the Company.

(i)            “Matching Account” means an account established and maintained on the books of an Employer pursuant to Plan Section 3.2 to record a Participant’s interest under this Plan attributable to amounts credited to such Participant pursuant to Plan Section 3.2(b).

(j)            “Participant” means an Eligible Employee or former Eligible Employee for whom an Account is being maintained under this Plan.

(k)           “Plan” means this Lone Star Technologies, Inc. Second Amended and Restated Deferred Compensation Plan as in effect from time to time.

(l)            “Plan Year” means the 7-month period commencing June 1, 2000, and ending December 31, 2000, and the 12-month period commencing on each subsequent January 1 and ending on the following December 31.

(m)          “Retirement” means the termination of a Participant’s employment with an Employer or Affiliated Company for any reason other than death or transfer to the employ of another Employer or Affiliated Company either (i) on or after attaining the age of 65 years, or (ii) with the consent of the Committee, on or after attaining the age of 55 years.

(n)           “Unit” means a fictional deferred compensation unit used solely for accounting purposes under this Plan to determine the number of shares of Company common stock to be distributed to a Participant pursuant to this Plan.

(o)           “Unit Value” means an amount equal to (i) if Company common stock is listed or admitted to trading on a securities exchange registered under the Securities Exchange Act of 1934, the average of the closing sale prices per share of such stock as reported on the principal stock exchange for the immediately preceding 5 days on which a sale of such stock was reported on such exchange, (ii) if Company common stock is not listed or admitted to trading on any such exchange, but is listed as a national market security by the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”) or any similar system then in use, the average of the closing sale prices per share of such stock as reported on NASDAQ or such system for the immediately preceding 5 days on which a sale of such stock was reported on NASDAQ or such system, and (iii) if Company common stock is not listed or admitted to trading on any such exchange and is not listed as a national market security on NASDAQ or any similar system then in use, but is quoted on NASDAQ or any similar system then in use, the average or the mean between the closing high bid and low asked quotations per share for such stock as reported on NASDAQ or such system for the immediately preceding 5 days on which bid and asked quotations for such stock were reported on NASDAQ or such system.

ARTICLE II.

PLAN ADMINISTRATION

Section 2.1             Committee.  This Plan shall be administered by a Committee composed of at least three individuals appointed by the Chief Executive Officer of the Company. Each member of the Committee so appointed shall serve in such office until his or her death, resignation or removal by the Chief Executive Officer of the Company. The Committee shall have discretionary and final authority to interpret and implement the provisions of the Plan. The Committee shall act by a majority of its members at the time in office and such action may be taken either by a vote at a meeting or in writing without a meeting. The Committee may adopt such rules and procedures for the administration of the Plan as are consistent with the terms hereof and shall keep adequate records of its proceedings and acts. Every interpretation, choice, determination or other exercise by the Committee of any power or discretion given either expressly or by implication to it shall be conclusive and binding upon all parties having or claiming to have an interest under the Plan or otherwise directly or indirectly affected by such action, without restriction, however, on the right of the Committee to reconsider and redetermine such action. The Employers shall indemnify and hold harmless each member of the Committee against any claim, cost, expense (including attorneys’ fees), judgment or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act as a member of the Committee under this Plan, except in the case of willful misconduct.

ARTICLE III.

DEFERRED COMPENSATION PROVISIONS

Section 3.1             Deferral Election.  Subject to such conditions, limitations and procedures as the Committee may prescribe from time to time for the purposes of this Plan:

(a)           During the Election Period for the Plan Year commencing June 1, 2000, an Eligible Employee may elect to have the payment of any specified portion of the annual base  salary otherwise payable by an Employer to him or her during such year deferred for future payment by such Employer in such manner and at such time or times permitted under Plan Section 3.5 as shall be specified by such Eligible Employee in such election; provided, however, that the amount of annual base salary so deferred shall not exceed 25% of the aggregate amount of (i) any cash bonus paid by an Employer to such Eligible Employee after December 31, 1999, and prior to June 1, 2000, and (ii) the annual base salary otherwise payable by an Employer to such Eligible Employee during the 2000 calendar year.

(b)           During the Election Period for each Plan Year commencing after December 31, 2000 and prior to January 1, 2005, an Eligible Employee may elect to have the payment of (i) up to 25% of the annual base salary otherwise payable by an Employer to him or her during such year, and (ii) any specified portion of any cash bonus otherwise payable by an Employer to him or her during such year which, when added to the amount to be deferred for such year pursuant to clause (i) of this Plan Section 3.1, does not exceed 25% of the aggregate amount of the annual base salary and cash bonuses otherwise payable by an Employer to him or her during such year, deferred for future payment by such Employer in such manner and at such time or times permitted under Plan Section 3.5 as shall be specified by such Eligible Employee in such election.

(c)           During the Election Period for each Plan Year commencing after December 31, 2004, an Eligible Employee may elect to have the payment of (i) up to 50% of the annual base salary otherwise payable by an Employer to him or her during such year, and (ii) any specified portion of any cash bonus otherwise payable by an Employer to him or her during such year which, when added to the amount to be deferred for such year pursuant to clause (i) of this Plan Section 3.1, does not exceed 50% of the aggregate amount of the annual base salary and cash bonuses otherwise payable by an Employer to him or her during such year, deferred for future payment by such Employer in such manner and at such time or times permitted under Plan Section 3.5 as shall be specified by such Eligible Employee in such election.

All elections made pursuant to this Plan Section 3.1 shall be made in writing on a form prescribed by and filed with the Committee and shall be irrevocable.

Section 3.2             Participant Accounts.  For each Plan Year an Employer shall establish and maintain on its books a Deferral Account and a Matching Account for each Eligible Employee employed by such Employer who elects to defer the receipt of compensation for such year pursuant to Plan Section 3.1. Each such Account shall be designated by the name of the Participant for whom established and the Plan Year to which it relates, and shall be credited in accordance with the following provisions:

(a)           The amount of compensation otherwise payable by an Employer to a Participant during a Plan Year that such Participant has elected to defer pursuant to Plan Section 3.1 shall be credited (as a dollar amount) by such Employer to such Participant’s Deferral Account for that year no later than 15 days after the end of the month during which such amount would otherwise have been paid by such Employer to such Participant.

(b)           No later than 15 days after the end of each quarter during a Plan Year, a dollar amount equal to 50% of the compensation otherwise payable by an Employer to a Participant during that quarter which is deferred by such Participant pursuant to Plan Section 3.2(a) shall be credited by such Employer to such Participant’s Matching Account for that year; provided, however, that (i) the credit referred to in this Plan Section 3.2(b) shall be made for a Participant only if he or she is in the employ of (or on authorized leave of absence from) an Employer or Affiliated Company on the last day of such quarter, and (ii) the total dollar amount credited to a Participant’s Matching Account for any Plan Year pursuant to this first sentence of Plan Section 3.2(b) shall not exceed $25,000. On or before the last day of each Plan Year quarter, the Chief Executive Officer of the Company shall determine and notify the Committee as to whether the dollar amounts to be credited to Matching Accounts with respect to compensation deferred during that quarter shall remain credited to such Matching Accounts as dollar amounts or be converted into Units. If the dollar amount credited to a Matching Account with respect to compensation deferred during a Plan Year quarter is to be converted into Units, such dollar amount shall be converted into Units by dividing such dollar amount by the Unit Value on the last day of such quarter. Any provision of this Plan to the contrary notwithstanding, for the purposes of this Plan the period commencing June 1, 2000, and ending September 30, 2000, shall be treated as a Plan Year quarter.

If a Participant contributes at least 6% of his or her eligible compensation to the Employer’s 401(k) plan during a calendar year beginning on or after January 1, 2003 and if the amount deferred by such Participant pursuant to Plan Section 3.2(a) reduces his or her eligible compensation under such 401(k) plan for such year to an amount less than the Maximum Eligible Compensation ($183,333 or, if higher, the maximum annual amount of an employer’s 401(k) matching contribution for such year divided by ..06), an additional amount equal to 6% of the lower of (x) the amount deferred during such Plan Year by such Participant pursuant to Plan Section 3.2(a) or (y) the amount that the Maximum Eligible Compensation exceeds such Participant’s actual eligible compensation under such 401(k) plan shall be credited by such Employer to such Participant’s Matching Account. Such additional amount shall be credited to the Matching Account no later than 15 days after the end of such Plan Year, and the total dollar amount credited to such Participant’s Matching Account for such Plan Year pursuant to this Plan Section 3.2(b), including such additional amount, shall not exceed $28,000.

If there is a termination of a Participant’s employment with his or her Employer, other than a termination by such Employer without Cause or a termination due to death, Disability, Retirement, or a transfer to the employment of another Employer or Affiliated Company, prior to the beginning of the third Plan Year commencing after the end of the Plan Year to which a Matching Account relates, the full amount of such Matching Account, including all adjustments made pursuant to Plan Section 3.3, shall thereupon be forfeited to such Employer. This provision shall only apply to Matching Accounts for a Plan Year beginning on or after January 1, 2003.

“Cause” for termination of a Participant’s employment means his or her conviction of any act of fraud, embezzlement or theft or any felony involving moral turpitude, his or her illegal conduct or gross misconduct that in either case is willful and results in a material damage to his or her Employer’s business or reputation or his or her willful failure or refusal to perform his or her duties or obligations to such Employer or to comply in all material respects with the lawful directives of such Employer’s Chief Executive Officer or Board of Directors, provided that the Participant has received written notice from such Employer stating the nature of such failure or refusal and has reasonable opportunity to correct the stated deficiency.

“Disability” means the Participant’s inability to perform his or her essential job functions, even with reasonable accommodation, for more than 60 consecutive calendar days or more than 90 calendar days in any 6 month period.

The definition of “Retirement” is set forth in Plan Section 1.1(m).

Section 3.3             Account Adjustments.  Subject to such conditions, limitations and procedures as the Committee may prescribe from time to time for the accounting purposes of this Plan, at the end of each Plan Year quarter (and at such other times as the Committee may prescribe) the amount credited as a dollar amount to each Account maintained by an Employer for a Participant shall be adjusted as a dollar amount to reflect the investment results that would be attributable to the hypothetical investment of such credited amount in accordance with investment directions given by such Participant. The investment directions given and the hypothetical investments made pursuant to this Plan Section 3.3 are fictitional devices established solely for the accounting purposes of this Plan, and shall not require any Employer to make any actual investment or otherwise set aside or earmark any asset for the purposes of this Plan.

Section 3.4             Additional Matching Account Adjustments.  If a cash dividend is paid on Company common stock, on the date said dividend is paid each Matching Account which is then credited with Units shall be further credited with the number of Units equal to the amount of said dividend per share of Company common stock multiplied by the number of Units then credited to such Matching Account, with the product thereof divided by the Unit Value on the date such dividend is paid. If the Company effects a split of its shares of common stock or pays a dividend in the form of shares of Company common stock, or if the outstanding shares of Company common stock are combined into a smaller number of shares, the number of Units then credited to each Matching Account shall be increased or decreased to reflect proportionately the increase or decrease in the number of outstanding shares of Company common stock resulting from such split, dividend or combination. In the event of a reclassification of shares of Company common stock not covered by the foregoing, or in the event of a liquidation, separation or reorganization (including, without limitation, a merger, consolidation or sale of assets) involving the Company, the Board of Directors of the Company shall make such adjustments, if any, to each Matching Account then credited with Units as such Board in its absolute discretion may deem appropriate.

Section 3.5             Account Payments.  The amount credited to each Account maintained by an Employer for a Participant (i) shall become distributable to such Participant pursuant to this Plan Section 3.5 on the first to occur of (A) the date specified by such Participant in his or her election filed with the Committee for such Account during the Election Period for the Plan Year to which such Account relates (which date, with respect to a Deferral Account established for a Plan Year commencing on or after January 1, 2003 or a Matching Account, shall not be prior to the beginning of the third Plan Year commencing after the end of the Plan Year to which such Deferral Account or Matching Account relates), (B) the date as of which such Participant’s employment with an Employer or Affiliated Company terminates for any reason other than Retirement, death or transfer to the employ of another Employer or Affiliated Company, or (C) the date after such Participant’s Retirement which is specified by the Committee in its discretion as the date such Account shall become distributable, and (ii) shall be distributed to such Participant either in a single distribution or in approximately equal annual installments over a period of up to 10 years, such form of distribution to be made in accordance with such Participant’s election filed with the Committee for such Account during the Election Period for the Plan Year to which such Account relates. When an amount credited as a dollar amount to an Account maintained by an Employer for a Participant becomes distributable, such amount shall be paid by such Employer to such Participant in cash and charged against such Account. When Units credited to an Account maintained by an Employer for a Participant become distributable, such Units shall be canceled and the Employer maintaining such Account shall deliver or cause to be delivered to such Participant a stock certificate evidencing the Participant’s ownership of one share of Company common stock for each Unit so canceled. If the amount credited to an Account is paid in installments over a period of years, the provisions of Plan Sections 3.3 and 3.4 shall continue to apply to the amount credited to such Account from time to time.

Section 3.6             Death of Participant.  Upon the death of a Participant, the dollar amount and Units credited to each Account maintained by an Employer for such Participant shall be converted by such Employer into cash and shares of Company common stock as provided in Plan Section 3.5, and shall be distributed by such Employer in a single distribution to the beneficiary or beneficiaries designated by such Participant. Such designation of beneficiary or beneficiaries shall be made in writing on a form prescribed by and filed with the Committee and shall remain in effect until changed by such Participant by the filing of a new beneficiary designation form with the Committee. If a Participant fails to so designate a beneficiary, or in the event all of the designated beneficiaries are individuals who either predecease the Participant or survive the Participant but die prior to receiving the full amount payable under this Plan, any remaining amount payable under this Plan shall be paid to such Participant’s estate. All distributions under this Plan Section 3.6 shall be made as soon as practicable following a Participant’s death.

Section 3.7             Hardship Distributions.  If a Participant encounters an unanticipated severe financial emergency which is caused by an event or series of events beyond the control of such Participant and which has or will result in a severe financial hardship to such Participant if he or she does not receive an early distribution from an Account being maintained for such Participant under this Plan, the Committee in its absolute discretion may direct the Employer maintaining such Account to pay to such Participant and charge against such Account such portion of the amount then credited to such Account (including, if appropriate, the entire balance thereof) as the Committee shall determine to be necessary to alleviate the severe financial hardship of such Participant. No distribution shall be made to a Participant pursuant to this Plan Section 3.7 unless such Participant requests such a distribution in writing and provides to the Committee such information and documentation with respect to his or her financial emergency and hardship as may be requested by the Committee. In no event shall a distribution be made pursuant to this Plan Section 3.7 with respect to any Matching Account established for a Plan Year commencing on or after January 1, 2003 if such distribution would be on a date that is prior to the beginning of the third Plan Year commencing after the end of the Plan Year to which such Matching Account relates.

Section 3.8             Elective Withdrawals and Forfeitures.  At the end of any month during a Plan Year, a Participant may withdraw from the Plan:

(a)           All or any portion of the amount credited to any Matching Account maintained by an Employer for such Participant which relates to a Plan Year that ended at least 2 years prior to the beginning of the Plan Year that includes the effective date of such withdrawal; and

(b)           All or any portion of the amount credited to any Deferral Account maintained by an Employer for such Participant; provided, however, that any provision of this Plan to the contrary notwithstanding, (i) no such withdrawal may be made unless written notice of such withdrawal is given by the withdrawing Participant to the Committee at least 15 days prior to the effective date thereof, and (ii) upon making a withdrawal from any Account maintained by an Employer, the withdrawing Participant (A) shall thereupon forfeit to such Employer 10% of the amount such Participant elected to withdraw from such Account, and (B) shall be ineligible to defer any base salary or cash bonus otherwise payable by an Employer to him or her after the effective date of such withdrawal and prior to the beginning of the third Plan Year commencing after the end of the Plan Year that includes the effective date of such withdrawal.

ARTICLE IV.

AMENDMENT AND TERMINATION

Section 4.1             Amendment and Termination.  The Board of Directors of the Company shall have the right and power at any time and from time to time to amend this Plan, in whole or in part, on behalf of all Employers, and at any time to terminate this Plan or any Employer’s participation hereunder; provided, however, that no such amendment or termination shall reduce the amounts actually credited to a Participant’s Accounts as of the date of such amendment or termination, or further defer the dates for the payment of such amounts, without the consent of the affected Participant.

ARTICLE V.

MISCELLANEOUS PROVISIONS

Section 5.1             Nature of Plan and Rights.  This Plan is unfunded and maintained by the Employers primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Employers. The Units credited and Accounts maintained under this Plan are fictional devices used solely for the accounting purposes of this Plan to determine an amount of money to be paid and a number of shares of Company common stock to be delivered by an Employer to a Participant pursuant to this Plan, and shall not be deemed or construed to create a trust fund or security interest of any kind for or to grant a property interest of any kind to any Participant, designated beneficiary or estate. The amounts credited by an Employer to Accounts maintained under this Plan are and for all purposes shall continue to be a part of the general liabilities of such Employer, and to the extent that a Participant, designated beneficiary or estate acquires a right to receive a payment or payments from such Employer pursuant to this Plan, such right shall be no greater than the right of any unsecured general creditor of such Employer.

Section 5.2             Spendthrift Provision.  No Account balance or other right or interest under this Plan of a Participant, designated beneficiary or estate may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law, and no such balance, right or interest shall be liable for or subject to any debt, obligation or liability of such Participant, designated beneficiary or estate.

Section 5.3             Employment Noncontractual.  The establishment of this Plan shall not enlarge or otherwise affect the terms of any Participant’s employment with an Employer, and such Employer may terminate the employment of such Participant as freely and with the same effect as if this Plan had not been established.

Section 5.4             Claims Procedure.  If any person (hereinafter called the “Claimant”) feels that he or she is being denied a benefit to which he or she is entitled under this Plan, such

Claimant may file a written claim for said benefit with the Committee. Within 60 days of the receipt of such claim (or within 120 days of the receipt of such claim if special circumstances require an extension of the time for processing the claim, in which event the Committee or its designated representative will furnish the Claimant with a written notice indicating the special circumstances and the time by which a determination with respect to the claim will be made), the Committee or its designated representative shall determine and notify the Claimant as to whether he or she is entitled to such benefit. Such notification shall be in writing and, if denying the claim for benefit, shall set forth the specific reason or reasons for the denial, make specific reference to the pertinent provisions of this Plan, and advise the Claimant that he or she may, within 60 days of the receipt of such notice, in writing request the Committee to review such denial. In connection with such request for review, the Claimant and/or his or her duly authorized representative may examine copies of any relevant documents and submit information and comments in writing to support the granting of the benefit being claimed. The final decision of the Committee with respect to the claim being reviewed shall be made within 60 days following the receipt of the Claimant’s request for review unless special circumstances require an extension of time for reviewing the claim, in which event (i) the Committee or its designated representative will furnish a written notice of such extension to the Claimant, and (ii) the final decision of the Committee shall be made as soon as possible but in no event later than 120 days after the receipt of the Claimant’s request for review. The Committee shall in writing notify the Claimant of its final decision, again specifying the reasons therefor and the pertinent provisions of this Plan upon which such decision is based. The final decision of the Committee with respect to a claim shall be conclusive and binding upon the Claimant and all other parties having or claiming to have an interest in such claim.

Section 5.5             Applicable Law.  This Plan shall be governed and construed in accordance with the internal laws (and not the principles relating to conflicts of laws) of the State of Texas, except where superseded by federal law.